                           PREFERRED VENDOR AGREEMENT

     THIS PREFERRED VENDOR AGREEMENT (the 'Agreement') dated as of the 9th day of December 1966 between HFS INCORPORATED ('HFS'), a Delaware Corporation having an office located at 6 Sylvan Way, Parsippany, New Jersey 07054 and ALL COMMUNICATIONS CORPORATION ('Vendor'), a corporation having an office located at 1450 Route 22 West, Suite 103, Mountainside, New Jersey 07092.

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, HFS is the parent of the franchisors (the 'Franchisors'), respectively, of the CENTURY 21'r', ERA'r' and Coldwell Banker'r' real estate brokerage franchise systems (the 'Chains'); and

     WHEREAS, Vendor desires to be recommended by HFS to the franchisees of the Franchisors (the 'Franchisees') as a vendor of telephone communication systems and voice mail equipment as more fully described in Exhibit A attached hereto and made a part hereof (the 'Products'); and

     WHEREAS, Vendor and Coldwell Banker Corporation entered into an Exclusive Master Purchase/Maintenance Agreement, dated January 16, 1996 (the 'Purchase Agreement').

     NOW, THEREFORE, in consideration of the promises and covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     Section 1. Preferred Vendor. (a) HFS hereby agrees that, for the term of this Agreement as described below, Vendor shall be a non-exclusive preferred vendor of the Products recommended by HFS to the Franchisees; provided, however, that HFS shall not, during the term of this Agreement, enter into a preferred vendor agreement with more than two (2) additional vendors or suppliers ('Additional Preferred Vendor') of telephone communication systems and voice mail equipment (other than Vendor) whereby such Additional Preferred Vendors are recommended by HFS to the Franchisees as providers of telephone communication systems and/or voice mail equipment. Notwithstanding anything contained herein to the contrary, the Additional Preferred Vendor shall not mean or include any vendor or supplier of a component or element of the Products (excluding voice mail equipment) which vendor or supplier has or shall enter into a preferred vendor agreement or similar arrangement with HFS to be recommended or promoted to the Franchisees as the vendor or supplier of such component or element. Further, Vendor acknowledges that HFS through HFS's Communication Services Division may purchase from time to time various goods and services (including telephone systems) for resale to certain Franchisees. In no event shall HFS, through the operations of its Communication Services Division, or the suppliers to HFS's

Communication Services Division, be considered or construed as an 'Additional Preferred Vendor'.

     (b) HFS agrees that it will actively promote Vendor and the Products to the Franchisees. For marketing purposes, HFS shall make available to Vendor a list containing the names, business addresses, contact telephone numbers of the Franchisees. From time to time during the term of this Agreement, HFS shall provide Vendor with an updated list of such information. Notwithstanding anything contained herein to the contrary, Vendor acknowledges and agrees that the Products constitute a telephone communication system which system is comprised of various components and parts (including without limitation the voice mail component) which together, in combination, constitute such system. As such, the Products shall be promoted and marketed to the Franchisees under this Agreement as a system or unit and in no event shall components or elements of the system be promoted or marketed to Franchisees under this Agreement on an individual basis or as a component independent of such system; provided, however, that such restriction shall not apply to voice mail equipment provided by Vendor under this Agreement.

     (c) During the Term, Vendor shall offer the Products, including installation of the Products and maintenance service contracts relating to the Products, to the Franchisees through programs developed in cooperation with HFS. Vendor shall provide, at its cost, a toll-free telephone number for each Chain for placement of orders for the Products. Vendor shall dedicate and commit Vendor representatives to handle Franchisees' accounts, orders and customer service inquiries. All orders of the Products shall be processed by Vendor and Vendor shall contact the Franchisee to coordinate and schedule delivery and installation of the Products. Vendor shall be responsible for all invoicing and collection of payment relating to each Franchisee order. Vendor shall provide Franchisees with training instruction for the Products purchased. Training shall be conducted by Vendor's qualified personnel and shall include any and all necessary training materials and literature. Vendor's current price schedule is set forth in Exhibit A which price schedule shall remain in effect for the Term.

     (d) Vendor shall, at its expense and in conjunction with a designated representative of HFS's preferred vendor group, develop marketing materials for use in connection with promoting the Products to the Franchisees. All such materials shall be subject to the prior approval of HFS and shall identify Vendor's toll-free telephone number(s). Further, within sixty (60) days from the signing of this Agreement by the parties, HFS shall announce the the Franchisees the appointment of Vendor by HFS as a preferred vendor of the Products.

     (e) For each purchase of the Products by a Franchisee, Vendor and Franchisee shall enter into an agreement as mutually agreed to by Vendor and Franchisee. A form of agreement is attached hereto and made part hereof as Exhibit B. Vendor shall negotiate the terms of the agreement in good faith. Vendor agrees that it will provide Franchisees purchasing the Products the warranties described in Exhibit C, which is attached hereto and made part hereof.

     Section 2. Term. The term of this Agreement (the 'Term') shall commence on December 9, 1996 and shall terminate on December 8, 2000, unless earlier terminated in accordance with the terms herein set forth.

     Section 3. Access Fee. Concurrently with the execution of this Agreement, Vendor shall pay to HFS, in immediately available funds, the sum of Fifty Thousand Dollars ($50,000) as compensation to HFS for providing access to the Franchisees. Said fee is fully earned upon payment and shall not be subject to refund or reduction regardless of the termination of this Agreement for any reason.

     Section 4. Commissions. (a) During the Term, Vendor shall pay to HFS commissions on the gross amount of all sales of Products (excluding labor, taxes and shipping) made by Vendor to the Franchisees ('Gross Sales') for each category described below, based on sales and not collections, as follows:


       Percentage of Gross Sales                        Category
       -------------------------                        --------

                 7%                               *All Products, excluding
                                                   voice mail

                13%                                Voice Mail

     *Commissions for the sale of the Products (excluding voice mail) made to the National Realty Trust by Vendor (if any) shall be payable at a rate of 2% of the Gross Sales for the Products (excluding voice mail). Commissions for the sale of voice mail equipment made to the National Realty Trust by Vendor (if any) shall be payable at the rate stated above.

     (b) In addition to the commissions in subsection (a) above and during the Term, Vendor shall pay to HFS commissions on the gross amount of revenue from all maintenance services contracts entered into or renewed by Vendor with the Franchisees ('Gross Revenues'), based on sales and not collections, in the amount of 10% of Gross Revenues.

     (c) The commissions payable with respect to Gross Sales and Gross Revenues made in each calendar quarter shall be paid not more than fifteen (15) days after the end of such calendar quarter. Vendor shall provide HFS with each such
payment  a  report,   certified
as true and correct by a duly authorized representative of Vendor, detailing the sales made to the Franchisees and the calculation of the commissions paid thereon. In addition to the certified report submitted with each payment, Vendor shall furnish to HFS on January 31st of each year during the Term and one (1) year thereafter a report detailing the sales made to the Franchisees and the calculation of the commissions paid thereon for the preceding calendar year.
This report shall be certified as true and correct by Vendor's independent public accountants.

     Section 5. Conferences; Publications. Vendor shall participate as an exhibitor at each national conference for the Chains (with each Chain holding a single national conference on an annual basis.) Vendor shall be obligated to follow all rules and procedures established for each conference. Basis booth costs are expected to be $2,500 per booth. Vendor shall be responsible for booth costs and all other costs relating to its participation in the conferences and booth set-up.

     Section 6. Insurance and Indemnity. (a) During the Term and for a period of not less than six (6) months after the termination of this Agreement, Vendor will secure and maintain comprehensive general liability insurance on an occurrence basis (including, independent contractors, contractual, personal injury, products and completed operations, and broad form property damage) with combined single limits of not less than One Million Dollars ($1,000,000) per occurrence. Such insurance shall name HFS and its affiliates, and their respective officers, directors, employees and agents as additional insureds and shall be primary for all purposes. All policies shall be endorsed with a statement that the coverage may not be cancelled, altered or permitted to lapse or expire without thirty (30) days advance written notice to HFS, that the coverage shall be primary and that any insurance carried by HFS or its affiliates shall be non-contributory to such coverage. The names of the Vendor and HFS as identified in the policies shall be identical to the names of the Vendor and HFS as identified in this Agreement. If an umbrella policy is used to satisfy any required coverage of this Section 6, such policy shall be at least 'Follow-Form' with the requirements described in this Section 6 and not limit the coverage of any other policies used to provide coverage under this Section 6.

     (b) Simultaneously with the execution of this Agreement, annually thereafter, and each time a change is made in any insurance policy or insurance carrier, Vendor will furnish to HFS a certificate of insurance evidencing the insurance coverages in effect, the named insured and additional insureds, and endorsed with a statement that the coverage may not be cancelled, altered or permitted to lapse or expire without thirty (30) days advance written notice to HFS. Failure to demand such certificates or other evidence of full compliance with these insurance requirements or failure of HFS to identify a deficiency from evidence that is provided, shall not be construed as a waiver of obligation to maintain such insurance.

     (c) All policies required by this Agreement shall be written by insurance carriers rated 'A' or better by A.M. Best and approved by and satisfactory to HFS. No 'cut through' endorsements shall be acceptable. All policies shall provide that the insurer waives any right of subrogation against HFS. By requiring insurance as provided in this Section 6, HFS does not represent that coverage and limits will be necessarily adequate to protect HFS and its affiliates, and their officers, directors, employees and agents, and such limits shall not be deemed as a limitation of Vendor's liability under this Agreement.

     (d) Vendor will indemnify HFS and its affiliates against, hold each harmless from, and promptly reimburse each for any and all payments of money (fines, damages, legal fees, expenses) arising out of any demand, claim, tax, penalty, administrative or judicial proceedings, or actions relating to any claimed occurrence with respect to the Products (even where HFS's negligence is alleged) and any act, omission or obligation of Vendor or anyone associated or affiliated with Vendor or the Products. Vendor waives any right of recovery against HFS for any direct or indirect loss arising out of any occurrence relating to the Products.

     In the event that HFS is required to respond to any claim, action, demand or proceeding relating to the Products, Vendor will, at HFS's election, respond and defend HFS and its affiliates against such claims and demands in any actions or proceedings. In the event that Vendor fails to defend HFS when requested, Vendor will reimburse HFS for all costs and expenses, including attorney fees, incurred by HFS. Regardless of Vendor's obligation to indemnify and defend under this Section, HFS has the right, through counsel of its choice, and at Vendor's expense to control any matter to the extent said matter could directly or indirectly adversely affect HFS. The obligations of Vendor pursuant to this subsection (d) shall survive termination of this Agreement.

     Section 7. Books and Records; Audit. Vendor shall keep accurate and complete records of the Gross Sales and Gross Revenues made by Vendor for Franchisee accounts. All such records and all accounting systems with respect thereto shall be available for inspection, copy and audit by HFS or its representatives on reasonable notice to Vendor during normal business hours throughout the Term of this Agreement and for one (1) year thereafter. Vendor shall fully cooperate with HFS in such inspection and audit. Neither HFS's acceptance of any information nor HFS's inspection or audit of Vendor's records shall waive HFS's right later to dispute the accuracy or completeness of any information supplied by Vendor. In the event any such audit established an underpayment of commissions, Vendor shall pay the amount of the deficit within five

(5) business days of notification of such deficiency. In the event such audit identifies an overpayment of commissions, such overpayment shall be a credit against future commissions to become due from Vendor to HFS. If an audit establishes an underpayment of commissions greater than five percent (5%) of the total commissions then due and payable to HFS, Vendor shall pay for the costs and expenses of such audit. In the event of a dispute over the result of any such audit, the amount so disputed shall be deposited by the party to be charged with an escrow agent acceptable to both parties and pursuant to an escrow agreement acceptable to both parties and such escrow agent until such time as the dispute is resolved.

     Section 8. Acknowledgements. (a) Vendor acknowledges that HFS and its affiliates are the franchisors, and not the owners or operators of real estate brokerage offices and that, as such, HFS does not purchase the Products for its own use and cannot compel or guarantee any level of sales of the Products. Vendor further acknowledges that, although HFS will recommend the purchase of the Products from Vendor to the Franchisees, each Franchisee will be making an independent buying decision which may or may not be affected by HFS's recommendation of the Products. Neither HFS nor any Franchisor shall be responsible for any amounts owed to Vendor by any Franchisee.

     (b) The parties acknowledge that Vendor and Coldwell Banker Corporation entered into the Purchase Agreement, dated January 16, 1996, for the sale of telecommunication systems and related services and that subsequent to the execution of the Purchase Agreement HFS acquired Coldwell Banker Corporation. As a result of the acquisition, Coldwell Banker Corporation has become and remains a subsidiary of HFS. Upon the execution of this Agreement by HFS and Vendor, HFS (acting on behalf of Coldwell Banker Corporation ) and Vendor agree that the Purchase Agreement shall automatically terminate without penalty or further notice. Notwithstanding the termination of the Purchase Agreement, vendor acknowledges and agrees to honor all its obligations and responsibilities under the Purchase Agreement which obligations and responsibilities are existing or outstanding as of the date of termination of the Purchase Agreement, including without limitation, any warranty and maintenance service obligations and responsibilities.

     Section 9. Termination. (a) When fully executed, this Agreement will constitute a binding obligation of both parties which may not be terminated by either party except that either party may terminate in the event of a material breach of the terms of this Agreement by the other party. In the event of a material breach as set forth above, the breaching party shall be given written notice of such breach and the opportunity to cure such breach within thirty (30) days of the date of such notice (ten (10) days in the case of a payment default). Failure to cure such breach within the applicable period stated above shall result in termination of the Agreement without the necessity of any further notice.

     (b) In addition to the parties' right of termination set forth in subsection (a) above, this Agreement may be terminated by HFS as follows. If HFS receives a bona fide offer in writing from a supplier for the services provided by Vendor under this Agreement at pricing that is at least five percent (5%) less than the pricing provided herein, HFS may elect to notify Vendor of the receipt of such a written bona fide offer, including the terms thereof. Within fifteen (15) days after such notice, Vendor may offer to HFS the same pricing and services offered by such other supplier. If Vendor does not make such offer to HFS within the fifteen (15) days, HFS may, in its sole discretion, terminate this Agreement upon thirty (30) days written notice to Vendor.

     Section 10. Representations. (a) Each party has full power and authority and has been duly authorized, to enter into and perform its obligations under this Agreement, all necessary approvals of any Board of Directors, shareholders, partners, co-tenants and lenders having been obtained. The execution, delivery and performance of this Agreement by each party will not violate , create a default under of breach of any charter, bylaws, agreement or other contract, license, permit, indebtedness, certificate, order, decree or security instrument to which such party or any of its principals is a party or is subject. Neither party is the subject of any current or pending dissolution, receivership, bankruptcy, reorganization, insolvency, or similar proceeding on the date this Agreement is executed by such party and was not within the three years preceding such date. The persons signing this Agreement on behalf of each party personally represent and warrant to the other party that they are authorized to execute this Agreement for and on behalf of such party and have full authority to so bind such party.

     (b) All written information provided to HFS about Vendor, the principal owners of Vendor or the finances or any such persons or entities, was or will be at the time delivered, true, accurate and complete, and such information contained no misrepresentation of a material fact, and does not omit any material fact necessary to make the information disclosed not misleading under the circumstances in which it is disclosed.

     Section 11. Trademarks. Vendor specifically acknowledges that this Agreement does not confer upon Vendor any interest in or right to use any trademark, service mark or other intellectual property right of HFS, the Franchisors or their affiliates (collectively referred to as the 'Intellectual Property Rights') in connection with the Products unless Vendor receives the prior written consent of HFS which consent HFS may grant or withhold in its sole discretion. Vendor further agrees that upon termination of this Agreement, Vendor shall immediately cease and discontinue all use of the Intellectual Property Rights. Further, if Vendor wishes to utilize the Intellectual Property Rights in advertising or promotional materials, it must submit such materials to HFS for final approval before utilizing them. In no event may Vendor or any affiliated or associated person or entity utilize the Intellectual Property Rights in connection with any products or services other than the Products. Vendor further acknowledges that this Agreement does not create or grant any rights in Vendor to use any Intellectual Property Rights owned or controlled by any Franchisee or its affiliates, nor does HFS have any right to grant any such rights.

     Section 12. Relationship to Parties. Vendor is an independent contractor. Neither party is the legal representative or agent of, or has the power to obligate (or have the right to director supervise the daily affairs of) the other or any other party for any purpose whatsoever. HFS and Vendor expressly acknowledge that the relationship intended by them is a business relationship based entirely on and circumscribed by the express provisions of this Agreement and that no partnership, joint venture, agency, fiduciary or employment relationship is intended or created by reason of this Agreement.

     Section 13. Assignments. This Agreement may be freely assigned by HFS without recourse. This Agreement may not be assigned by Vendor without the consent of HFS, which consent shall not be unreasonably withheld.

     Section 14. Confidentiality. (a) Vendor acknowledges that any information regarding this Agreement, the transactions contemplated herein, and any information conveyed to or obtained by Vendor in connection with this Agreement, including, but not limited to information regarding Franchisees, is confidential and proprietary to HFS and the Franchisors (the 'Confidential Information'). Vendor agrees that in no event shall Vendor disclose, transfer, copy, duplicate, or publish any Confidential Information to any third party without the prior written consent of HFS, which consent may be withheld in HFS's sole discretion; provided, however, that no such consent shall be required for disclosures to Vendor's attorneys, accountants, securities underwriters, and associated lending institutions which disclosures are made during the ordinary course of Vendor's business and which disclosures shall be treated as confidential information by such parties. Vendor further agrees that it shall not utilize any Confidential Information for any purpose whatsoever other than for the purpose of performing its obligations under this Agreement. Vendor shall only make available the Confidential Information to its employees on a need-to-know basis and shall advise such employees on a need-to-know basis and shall advise such employees of the restriction set forth with respect to the use of such Confidential Information. Vendor shall be responsible for the unauthorized disclosure of any Confidential Information by its employees. Notwithstanding anything contained herein to the contrary, Vendor may furnish, in good faith, information pertaining to this Agreement to the applicable authorities or agencies to the extent necessary to meet the requirements of (i) any applicable Federal and state security laws and regulations or (ii) any applicable stock exchange organization or association of securities dealers in connection with the offering of shares of stock of Vendor; provided, however, that Vendor provides HFS with a copy of such information in advance of such disclosure and Vendor reasonably attempts, in good faith, to secure from such parties their agreement to maintain such information in a confidential manner.

     (b) Vendor acknowledges that the Confidential Information is a valuable asset of the originating party and that the breach of this Section 14 would cause the originating party irreparable harm for which there is no adequate remedy at law. Accordingly, in the event of a breach or alleged breach of this
Section 14, the originating party or parties shall be allowed injunctive relief and any other equitable remedies in addition to remedies afforded by law.

     (c) The obligations of Vendor pursuant to this Section 14 shall survive the termination of this Agreement.

     Section 15. Partial Invalidity. Should any part of this Agreement, for any reason, be declared invalid, such decision shall not affect the validity of any remaining portion of this Agreement.

     Section 16. No Waiver. No failure or delay in requiring strict compliance with any obligation of this Agreement (or in the exercise of any right or remedy provided herein) and no custom or practice at variance with the requirements hereof shall constitute a waiver or modification of any such obligation, requirement, right or remedy or preclude exercise of any such right or remedy or the right to require strict compliance with any obligation set forth herein. No waiver of any particular default or any right or remedy with respect to such default shall preclude, affect or impair enforcement of any right or remedy provided herein with respect to any subsequent default. No approval or consent of HFS shall be effective unless in writing and signed by an authorized representative of HFS, and HFS's consent or approval may be withheld for so long as Vendor is in default of any of its obligations under this Agreement.

     Section 17. Notices. Notices will be effective hereunder when and only when they are reduced to writing and delivered, by next day delivery service, with proof of delivery, or mailed by certified or registered mail, return receipt requested, to the appropriate party at its address stated below or to such person and at such address as may be designated by notice hereunder. Notices shall be deemed given on the date delivered or date of attempted delivery, if service is refused.

Vendor:                                         HFS:
-------                                         ----
ALL COMMUNICATIONS CORPORATION                  HFS INCORPORATED
1450 Route 22 West, Suite 103                   3838 East Van Buren
Mountainside, NJ 07092                          Phoenix, AZ 85008

Attn: President                                 Attn: Vice President
                                                      Reservations

     Section 18. Miscellaneous. The remedies provided in this Agreement are not exclusive. This Agreement will be construed in accordance with the laws of the State of New Jersey, except for New Jersey's conflict of laws principles. Vendor consents to the personal jurisdiction of the courts of the State of New Jersey and the United States District Court for the District of New Jersey and further waives objection to venue in any such court. This Agreement is exclusively for the benefit of the parties hereto and may not give rise to liability to a third party. No agreement between HFS and anyone else is for the benefit of Vendor. Neither party will interfere with contractual relations of the other. The section headings in this Agreement are for convenience of reference only and will not affect its interpretation.

     This Agreement, together with all instruments, exhibits, attachments and schedules hereto, constitutes the entire agreement (superseding all prior agreements and understandings, oral or written including without limiting the Purchase Agreement) of the parties hereto with respect to the subject matter hereof and shall not be modified or amended in any respect except in writing executed by all such parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.

                                            HFS INCORPORATED

                                            BY:   [SIGNATURE]
                                               ---------------------------------
                                               Vice President - Reservations
ATTEST:  [SIGNATURE]
       -----------------------
       (Assistant) Secretary

                                            ALL COMMUNICATIONS CORPORATION

                                            BY:  [SIGNATURE]
                                               ---------------------------------
                                               Vice President
ATTEST:  [SIGNATURE]
       -----------------------
       (Assistant) Secretary

                                   EXHIBIT A

                   DESCRIPTION OF PRODUCTS & RELATED SERVICES
                              WITH PRICE SCHEDULE

     A description of the Products (hardware and software) with pricing is set forth on Schedule A of this Exhibit A (Pages A-1 through A-4). In addition to the pricing identified in Schedule A, the National Realty Trust shall be entitled to a five percent (5%) discount off all purchases of the Products (excluding voice mail equipment and installation services).

     As part of the Products provided under this Agreement, Vendor shall provide installation services. Such services and the cost relating thereto are set forth in Schedule B of this Exhibit A (Page B-1).

     Vendor shall offer to the purchasing Franchisees its standard maintenance service contract to commence after the applicable warranty period for the Products (See Exhibit C). A description of the maintenance service contracts (including maintenance service contract forms) and the cost relating thereto are set forth in Schedule C of this Exhibit A (Pages C-1).

                             EXHIBIT A (SCHEDULE A)
                       HARDWARE/SOFTWARE ANNEX/PRICE LIST

                                 CABINETS

MODEL#      DESCRIPTION                                           PRICE

VB-43030    DBS 40 Port Cabinet                                   $  728.00
VB-43050    DBS 72 Port Cabinet                                   $1,196.00
VB-43060    DBS 96 Port Cabinet                                   $1,651.00
                          COMMON EQUIPMENT CARDS
VB-43412    CPC-AII                                               $  865.00
VB-43411    CPC-B                                                 $1,600.00
VB-43420    SCC-A                                                 $  199.00
VB-43421    SCC-B                                                 $  351.00
                                TRUNK CARDS
VB-43510    4 Circuit Loop Start Trunk Card                       $  249.00
VB-43511A   8 Circuit Loop Start Trunk Card                       $  377.00
VB-43531    8 Circuit Ground Start Trunk Card                     $  509.00
VB-43541    8 Circuit Direct Inward Dial (DID)
            Trunk Card                                            $1,274.00
                               STATION CARDS
VB-43611    8 Circuit Digital Station Card                        $  189.00
VB-43621A   8 Circuit Analog Station Card                         $  259.00
                             STATION EQUIPMENT
VB-41200    Digital Single Line Telephone-Gray                    $  101.00
VB-42210    16 Button Standard - Gray                             $  120.00
VB-42210B   16 Button Standard - Black                            $  120.00
VB-42211    16 Button Speakerphone-Gray                           $  160.00

VB-43220    22 Button Standard - Gray                             $  154.00
VB-43223    22 Button Display - Gray                              $  184.00
VB-4322B    22 Button Display - Black                             $  184.00
VB-43225    22 Button Large Screen Display
            Gray                                                  $  297.00
VB-43225B   22 Button Large Screen Display
            Black                                                 $  297.00
VB-43230    34 Button Standard - Gray                             $  182.00
VB-43233    34 Button Display - Gray                              $  292.00
VB-43233B   34 Button Display - Black                             $  292.00
VB-43310    24 Button Expansion Module-Gray                       $  159.00
VB-43320    72 Button DSS/BLF - Gray                              $  268.00
VB-43320B   72 Button DSS/BLF - Black                             $  296.00
                   STATION EQUIPMENT 44000 SERIES PHONES
VB-42210G   16 Button Standard-Gray                               $  124.00
VB-42210B   16 Button Standard-Black                              $  124.00
VB-42220G   22 Button Standard-Gray                               $  154.00
VB-42220B   22 Button Standard-Black                              $  154.00
VB-44223G   22 Button Display-Gray                                $  188.00
VB-44223B   22 Button Display-Black                               $  188.00
VB-44225G   22 button Large Screen Display-Gray                   $  301.00
VB-44225B   22 Button Large Screen Display-Blk                    $  301.00
VB-44230G   34 Button Standard-Gray                               $  186.00
VB-44230B   34 Button Standard-Black                              $  186.00
VB-44233G   34 Button Display-Gray                                $  296.00
VB-44233B   34 Button Display-Black                               $  296.00
VB-44310G   24 Button Expansion Module-Gray                       $  159.00
VB-44310B   24 Button Expansion Module-Black                      $  159.00
VB-44320G   72 Button DSS/BLF Gray                                $  268.00
VB-44320B   72 Button DSS/BLF Black                               $  268.00
VB-44100G   Analog Adapter-Large Screen Display
            Gray                                                  $   95.00
VB-44100B   Analog Adapter-Large Screen Display
            Black                                                 $   95.00

MODEL #     DESCRIPTION                                           PRICE
                              INTERFACE UNIT
VB-43431    DTMF Receiver                                         $  229.00
VB-2089P    SLT Ringer Box                                        $  110.00
VB-43702    Off Premise Extension (OPX) Adaptor                   $  195.00
VB-43708    Voice Announce Unit                                   $  481.00
VB-43701    Doorphone Adapter                                     $  149.00
VB-43706    Remote Administration Interface
            (RAI)A                                                $   69.00
VB-43707    Remote Administration Interface
            (RAI)B                                                $  150.00
VB-43705    Doorphone Unit (DPH)                                  $   42.00
VB-43703    Power Fail Transfer Unit (PFTU)                       $   64.00
VB-43110    Cable Connection Kit                                  $  995.00
VB-43120    Trunk Expansion Connector                             $   60.00
VB-43121    Extension Expansion Connector                         $   50.00
VB-43130    Battery Back-Up Unit                                  $  110.00
                      COMPUTER TELEPHONY INTERFACES
VB-43941    TSAPI Interface Kit                                   $1,820.00
VB-43720    TAPI Interface Kit                                    $  215.00
                            T-1 TRUNK INTERFACE
VB-43561    T-1 Trunk Card                                        $2,847.00
VB-43562    T-1 MDF Connector                                     $  240.00
VB-43563    T-1 Synchronization Unit                              $  637.00
VB-43564    T-1 Cable                                             $   81.00
                           CALLER I.D. INTERFACE
VB-43551    Caller I.D. Interface Board                           $  533.00

                           DBS 32 SYSTEM PRICING
VB-42050    DBS 32 Cabinet                                        $  403.00
VB-42450    CPC-S                                                 $  266.00
VB-42451    CPC-M                                                 $  533.00
VB-42651    208 Hybrid Expansion Card                             $  332.00
VB-43711    Doorphone Adapter                                     $  150.00
VB-43709    SLT Adapter                                           $  266.00
VB-42431    DTMF Receiver (MFRU)                                  $  133.00
VB-42712    Serial Interface Unit                                 $  199.00
VB-43130    Battery BackUp Unit                                   $  110.00
                            VOICE MAIL PRICING
Configuration A2 Port 30 Hour                                     $4,800.00
Configuration A4 Port 30 Hour                                     $5,852.00
Configuration B6 Port 100 Hour                                    $6,780.00
Configuration B8 Port 100 Hour                                    $7,432.00
Configuration B12 Port 100 Hour                                   $9,332.00

                            EXHIBIT A (SCHEDULE B)

             NATIONAL INSTALLATION COST SCHEDULE FOR PANASONIC DBS
                             AND VOICE MAIL SYSTEMS

*Reuse existing cable $75.00 per station including RJ11C jacks

*New cable run $90.00 per station including RJ11C jacks

Installation, programming common equipment.

72            Port Cabinet                 $150.00

96            Port Cabinet                 $200.00

192           Port Cabinet                 $350.00

Training 1 Session                         N/C

Additional Training 1/2 day                $160.00

Add on work same as above

Post installation programming                  $60.00 per hour

Installation Cost schedule Voice Processing System

Voice Mail System                              2 Port $400.00
                                               4 Port $400.00
                                               6 Port $600.00
                                               8 Port $600.00
                                               12 Port $800.00

[LETTERHEAD]


                                                                      Page of


                                         QUOTATION/PURCHASE AGREEMENT

                       Date:                 Quotation No.
                       Company PO No:        Quotation Expires on:
                       Company Account No:   Taxable:
                       Salesperson:          Tax Exemption No:


SOLD TO:                          SHIPPED TO:
         Customer                  (Company)



                                                                 Phone:
Special Remarks:          Requested Delivery Date:        Shipping Method:
                        EXHIBIT A (SCHEDULE C)

ACC hereby quotes to Company the following:

-----------------------------------------------------------------------------------------------
Item    Quantity    Model No.             Description               Unit Price     Amount
-----------------------------------------------------------------------------------------------

                                MAINTENANCE AGREEMENT
                                All Communications Corporation
                                will service and maintain
                                your telephone system for
                                the price of $3.50
                                per phone per month. This
                                rate will not increase by
                                more than 5% per year for
                                the next year.

                                Your system is currently
                                equipped with ______ phones
                                leaving a monthly charge of
                                $______ per month and an annual
                                charge of $_____ per year plus
                                tax.

                                Under this Maintenance
                                Agreement, ACC agrees to:
                                Promptly respond to all
                                maintenance calls. Isolate the
                                trouble to the line or
                                equipment. Repair or replace the
                                equipment. Ensure the problems
                                are resolved by Telco carrier.
                                Check all Battery Back-Up System
                                annually

                                *Excluded from this agreement
                                are 'Acts of God' such as
                                lightning, flood, etc. as well
                                as Fire, Liquid Damage, Abuse of
                                Negligence

                                This agreement incorporates by
                                reference all terms and
                                conditions referred to in
                                Section 6 of the
                                Purchase/Maintenance Agreement.
      (illegible copy here)
-----------------------------------------------------------------------------------------------


Company:                                             All Communications:
By:                                                  By:


---------------------------------------              ---------------------------------------
        (Authorized Signature)                                (Authorized Signature)


Print Name:                                          Print Name:


---------------------------------------              ---------------------------------------


Print Title:                Date:                     Print Title:                Date:


---------------------------------------              ---------------------------------------

                                   EXHIBIT B

                          PRODUCTS PURCHASE ORDER FORM

                                    BETWEEN

                              VENDOR & FRANCHISEE

                                   EXHIBIT B
                              TERMS AND CONDITIONS

                         PURCHASE/MAINTENANCE AGREEMENT

All Communications Corporation ('Seller'), with offices at 1450 Route 22 West, Mountainside, N.J. 07092 and ___________________________________, ('Customer'),
with offices at _______________________________________________________________
Agree as follows:

1. PURCHASE OF THE SYSTEM PRICE AND PAYMENT TERMS

Seller agrees to sell and Customer agrees to buy the 'System' consisting of the hardware ('Hardware') and ('Software') listed in the Hardware/Software
Annex.

The purchase price for the System and the services described in this 'Agreement' is the amount specified as the 'Purchase/Price' in the box below. The initial installment and all subsequent installments of the Purchase Price will be due and payable as described in the attached Payment Schedule Annex. Seller's obligations under this Agreement are subject to Seller's credit approval of Customer.

The initial installment of the Purchase Price must be paid to Seller by Customer at the time Customer signs and delivers this Agreement to Seller.
All other installments will be invoiced upon the occurrence of the applicable event that makes the installment due and payable. All other charges authorized by this Agreement or by subsequent authorization of Customer will be invoiced when incurred, or when specified in other sections of this Agreement, and will be due and payable 30 days from the invoice date.

The Purchase Price does not include applicable taxes. In addition to the Purchase Price Customer is responsible for the payment of all taxes applicable to this sale or Seller's performance of this Agreement, except for any tax on Seller's net income.

2. DELIVERY, INSTALLATION, TESTING AND ACCEPTANCE

The System will be installed at the 'Installation Site' (described above) by Seller according to the Manufacturer's installation specifications and the standard practices of the telecommunications industry. Customer shall allow Seller's employees, representatives and subcontractors reasonable access to the necessary premises for installation. Before and during installation Customer is responsible to ensure the timely and adequate delivery, installation and functioning of the electrical and telecommunications connections and other environmental requirements, specified in Seller's instructions, including those connections required for Customer's choice of local and long distance telecommunications services.

If Customer causes a delay of the System, Customer shall be responsible for storage and other costs incurred by Seller, and any installments of the Purchase Price due after the delay shall be due and payable on the date specified in the Project Schedule Annex. Additional charges may apply if Seller must perform extra services or bear additional costs (such as overtime wages) because of an unprepared Installation Site, or due to Customer's acts of omissions, or conditions at the Installation Site about which Seller was not aware when it signed this Agreement.

When the installation has been completed the System will be tested by Seller according to the manufacturer's diagnostic and readiness test specifications and Customer will notified when the System is ready to be placed into use ('Cutover'). Within 10 days after Cutover, Customer must either accept the System or notify Seller in reasonable detail of the items and manner in which the System does not materially comply with this Agreement. Seller shall promptly correct any such items. Upon such correcting if Customer does not notify Seller of any material non-compliance within such time, acceptance of the System shall be deemed to occur. Customer shall not unreasonably withhold acceptance.

3. REGULATORY COMPLIANCE

The installation and the System shall comply in all material respects with applicable federal, state and local laws and regulations in force on the effective date of this Agreement. If any changes in laws or regulations become effective after the effective date of this agreement which are applicable to the System or installation when installed, Seller will comply with the new requirements, and Customer agrees to pay Seller's then current labor and material charges in connection with such compliance.

4. TRAINING

Seller shall provide Customer with its standard user training for the System at no additional charge. The Standard user training for a given system type consists of instructional materials, and may include training sessions with an instructor. Other materials and training are available at an additional charge.

5. LIMITED WARRANTIES

Seller warrants that for 48 months after the date of Cutover ('Warranty Period'): (a) the Hardware shall be free from equipment defects and faulty workmanship. (b) the installation of the system shall conform to the manufacturer's installation specifications (collectively referred to as the 'Warranties') Warranties related to any additions to the Hardware or Software installed during the Warranty Period shall terminate at the end of the Warranty Period for the System.

Customer must notify Seller promptly of any claimed defect or failure of any of the Warranties. The procedures for this are described in section 6, Maintenance Service. Seller's sole obligation and Customer's exclusive remedy for any defect or failure of any Warranty during the Warranty Period will be for Seller to perform Maintenance Service. The fact that Seller performs any Maintenance Service during the Warranty Period will not extend or restart the Warranty Period.

The Limited Warranties described above in this section, and the remedies for a failure, defect or breach of any of those limited warranties which are described in Section 6 are exclusive. They are given to customer in lieu of all other warranties, written or oral, statutory, express or implied, including without limitation, the Warranties of merchantability and fitness for a particular purpose, which seller specifically disclaims. The limited warranties may also be voided by certain acts or omissions of customer described in detail in Section 6.

6. MAINTENANCE SERVICE

'Maintenance Service' consists of the repair or replacement, at Seller's option, of malfunctioning Hardware. Seller may repair or replace malfunctioning Hardware using either new or like new Hardware. Title to any replacement Hardware shall pass to Customer upon installation, and title to the replaced Hardware shall pass to the Seller at the same time.

A defect or failure that has a substantially adverse effect on the call processing or other material capability of the system shall be deemed an 'Emergency'. If Seller is unable to remotely correct the defect or failure, it shall dispatch a technician to the Installation Site within 2 hours of Customer's request for Maintenance Service, without regard to the time of day or day of the week. Maintenance Service for a defect or failure to the System that is not an Emergency shall be performed by Seller between 8:00 AM and 5:00 PM, local time, Monday through Friday, except Seller holiday. If Seller is unable to remotely correct a non-Emergency defect or failure, Seller shall dispatch a technician to the Installation Site with 24 hours of Customer's request for Maintenance Service, except when the request for non emergency services is made on or the day before a weekend day or a holiday observed by Seller, in which case a technician will be dispatched by Seller's next business day. Customer must provide Seller with an access necessary to perform Maintenance Service. A Report of a defect or failure of the System and request for Maintenance Service may be made by Customer 24 hours a day, 7 days a week by calling Seller's designated toll free maintenance hotline number.

    The limited Warranties specified in this Agreement may be voided and Seller will be relieved of its obligation to perform Maintenance Service if, during Warranty Period or subsequent Maintenance Service terms, Customer (a) fails to follow applicable operations, maintenance, or environmental requirements described in any of the manufacturer's manuals, Seller's manuals, and other materials provided to Customer, including without limitation manufacturer's product bulletins, (b) makes additions to, alters, modifies, enhances, repairs or disassembles the System (itself or using a third party), without Seller's written consent, (c) mishandles, abuses, misuses or damages the System (either itself or by others doing so), or (d) relocates the System without Seller's written consent (other than telephone instruments relocated in accordance with the manufacturer's specifications).

    Maintenance Service does not cover (a) damage to the System due to fire, explosion, power irregularities, power surges, Acts of God (including, without limitation, earthquakes, rains, floods or lightning), or any other cause not attributable to Seller, or (b) battery failures which occur following the Warranty Period, or wiring or cabling installed by persons other than Seller, or consumable supplies.

    If Customer requests Seller to perform Maintenance Service and (a) it was required as a result of any of the causes described in either of the two proceeding paragraphs, or (b) it is determined that a defect or failure of the System did not exist (e.g. the problem was caused by facilities provided by Customer's local or long distance carriers or service provides, or non-system equipment interfacing with the System), Seller reserves the right to charge Customer at Seller's then current time and material rates for any work performed and materials supplied as an additional charge.

 7. INDEMNITIES

    Each party shall indemnify the other with respect to any third party claim alleging bodily injury, including death, or damage to tangible property, to the extent such injury or damage is caused by the negligence or willful misconduct of the indemnifying party (except that in all cases Customer shall indemnify Seller with respect to any claim that the location where a telephone instrument, console or other device intended to be used by an individual user, including any wires or cables connected to it, was placed or installed was the cause of injury or damage).

    Seller shall also indemnify Customer with respect to any claim alleging that Customer's use of the System constitutes an infringement of any United States patent or copyright, if Seller has been notified and permitted to defend the suit as required by the following paragraph. If a court of competent jurisdiction issues an injunction against Customer prohibiting it from using the System because of such claim, Seller, at its option, shall either obtain for customer the right to continue using the System, or replace or modify the System so that Customer's use is not subject to the injunction. If Seller cannot either acquire the right to use the System or replace or modify it in a commercially reasonable and timely manner, then Customer's remedy is to return the System to Seller (after giving written notice to Seller and receiving instructions for the return). If the System is returned neither party shall have any further obligation or liability under this Agreement, except that Seller shall refund the depreciated value of the System (excluding the value of the wiring and cabling portion thereof) as carried on Customer's books at the time of such return. This indemnity shall not apply to claims arising in respect to the use of the System in a manner not contemplated under this Agreement, or if the claims are based on the use of the System in conjunction with products not provided to Customer by Seller. This Section 7 describes Seller's entire obligation with respect to any infringement claims.

    A condition precedent to any obligation of a party to indemnify shall be for the other party to promptly advise the indemnifying party of the claim and turn over its defense. The party being indemnified must cooperate in the defense or settlement of the claim, but the indemnifying party shall have sole control over the defense or settlement. If the defense is properly and timely tendered to the indemnifying party, then it must pay all litigation costs, reasonable attorney's fees, settlement payments and any damages awarded (but this may not be construed to require the indemnifying party to reimburse attorney's fees or related costs of the other party that the other party incurs either to fulfil its obligation to cooperate, or to monitor litigation being defended by the indemnifying party).

 8. RISK, TITLE, AND SECURITY AGREEMENT

    Title to the Hardware shall pass to Customer when the Purchase Price has been paid in full. Risk of loss or damage to the System or any of its components shall pass to Customer upon delivery to the Installation Site. Until Customer pays the Purchase Price in full, customer grants to Seller a purchase money security interest in the System and its proceeds. Seller's filing costs will be invoiced as an additional charge to Customer and Customer agrees to sign any financing statement or other document Seller considers necessary to protect Seller's rights under the security interest.


 9. CUSTOMERS'S OBLIGATIONS AND CONDITIONS OF PERFORMANCE

    In addition to the obligations described in this Agreement, Customer shall timely complete the tasks identified as its duties in the attached Project Schedule Annex.

    The Purchase Price is based in part upon the understanding that (a) Seller may use its own employees or subcontractors of its choosing to perform all or some of its services, and (b) those areas at the Installation Site where Seller's employees or subcontractors are required to work do not contain any asbestos or other hazardous material. If Seller is restricted by Customer in managing it utilization of employees or subcontractors, of if any asbestos or hazardous material exists at work sites, Seller may increase the Purchase Price to reflect increased costs and extend the time of performance to reflect reasonable additional time require to adjust for unanticipated activities. In addition, with respect to the presence of asbestos or other hazardous material. Customer must, at its own expense, have the materials removed or notify Seller to install the applicable portion of the System in areas at the Installation Site not containing such material. The Purchase Price does not include charges for doing installation work or performing other services outside Seller's normal working hours, except for Maintenance Service required for an emergency, or a Cutover scheduled for an evening or weekend in the Project Schedule Annex. If Customer asks that certain work or services be done outside of Seller's normal work hours, or takes other actions that require such work, then Seller may increase the Purchase Price to reflect Seller's then current charges for work during such hours.


10. DEFAULT AND REMEDIES

    If any material breach of this Agreement continues uncorrected for more than 30 days after written notice from the aggrieved party describing the breach, the aggrieved party shall be entitled to declare a default and pursue any and all remedies available at law or equity. In addition, if Customer is the aggrieved party, Customer may suspend its payment obligation relation to the breach until Seller's breach is corrected, and if Seller is the aggrieved party, Seller may suspend performance of its obligations until Customer's breach is corrected.


11. FORCE MAJEURE

    Neither party shall be liable for delays, loss, damages or other consequences of acts, omissions or events beyond a party's control and which may not be overcome by due diligence, or caused by strikes or labor strife and unrest.


12. GENERAL

    A. Customer warrants that the person signing this Agreement for Customer is authorized to do so, and that Customer has obtained all internal and external approvals and resolutions necessary to enter into this Agreement and make the Agreement binding upon Customer.

    B. This Agreement constitute the entire agreement between the parties with respect to the described Transaction. It supersedes all prior negotiations, proposals, commitments, advertisements, publications or understandings of any nature, whether oral or written. Any amendment or modification to this Agreement and any waiver of rights under this Agreement must be in writing clearly intending to modify or waive rights under this Agreement that is signed by authorized representatives of both parties to be effective. In interpreting this Section it is agreed that any preprinted or added terms and conditions in a purchase order form or like forms used by Customer to implement or change System or product orders under this Agreement are void with respect to this Agreement, even if acknowledged in writing by Seller.

    C. If any provision of this Agreement is held invalid, the remaining provisions shall continue in full force and effect and the parties shall substitute for the invalid provision a valid provision which most closely approximates the economic effect and intent of the invalid provision.

    D. If Seller delivers additional Hardware of Software, or provides time and material maintenance or other incidental services relating to the System, the terms of this Agreement will govern, subject to Sellers price quotes, unless there is a separate written agreement between the parties covering those items.

    E. Unless limited by other sections of this Agreement, either party may assign or otherwise transfer this agreement and its rights and obligations under this Agreement upon written notice to the other party, except that no such assignment or other transfer shall relieve a party from primary responsibility for its performance in accordance with this Agreement.

    F. A failure by either party to exercise its rights under this Agreement shall not be a waiver.

    G. This Agreement shall be governed by the laws of the state in which the Installation Site is located.

    H. This Agreement is not effective or binding upon Seller and does not constitute an offer subject to being accepted by Customer until it has been executed by a duly authorized representative of Seller. The effective date of this Agreement shall be the date of Seller's execution of this Agreement. Seller may deposit any check tendered by Customer, but if Seller elects not to execute this Agreement, Seller shall promptly refund such amount to Customer. Any such deposit may not be construed as an acceptance or agreement by Seller to this Agreement becoming effective.


The following annexes and addendum are attached to and made a part of this Agreement.


Hardware/Software Annex
Project Schedule Annex
Payment Schedule Annex


INSTALLATION SITE_______________________________________________________________

_____________________________________________PURCHASE PRICE $___________________

ACCEPTED BY ALL COMMUNICATIONS CORP. DATE    ACCEPTED BY (CUSTOMER)     DATE

_________________________________________    _________________________  ________
By (Authorized Signature)                    By (Authorized Signature)

_________________________________________    ___________________________________
Name (Type or Print)                         Name (Type or Print)

_________________________________________    ___________________________________

Title ___________________________________    Title _____________________________

                                   EXHIBIT C

                               PRODUCTS WARRANTY

Warranty: Vendor warrants for the applicable warranty period (as defined below) that the Products (including voice mail equipment) shall be free from defects and faulty workmanship and the installation of the Products shall conform to the manufacturer's installation specifications.

Warranty Period: The warranty period for the Products (including voice mail equipment) shall be for a period of 24 months from the date on which the Products is ready for use; provided, however, that for sales made to the National Realty Trust the warranty period for the Products (excluding voice mail equipment) shall be for a period of 48 months from the date on which the Products are ready for use (24 months for voice mail equipment).

Warranty Remedy: Vendor shall correct any failure, defect or non-conformity by repair or replacement of the Products (including the voice mail equipment) at Vendor's cost and expense.